Exhibit 99.1
FOR IMMEDIATE RELEASE

January 29, 2009
For more information contact:
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES PROPOSED
OFFERING OF 5,500,000 SHARES OF COMMON STOCK
Toledo, Ohio, January 29, 2009...Health Care REIT, Inc. (NYSE:HCN) announced that it intends to offer, subject to market and other conditions, 5,500,000 shares of its common stock. This offering is being made in conjunction with the company’s inclusion in the S&P 500 Index at the close of trading on January 29, 2009. Health Care REIT intends to grant the underwriters a 30-day option to purchase up to an additional 825,000 shares to cover over-allotments, if any. The shares of common stock will be registered under Health Care REIT’s existing shelf registration statement on file with the Securities and Exchange Commission.
The company intends to use the net proceeds from this offering to invest in additional health care and senior housing properties. Pending such use, the company intends to use the net proceeds to repay borrowings under its unsecured line of credit and other outstanding indebtedness.
The joint bookrunning managers for the offering are Deutsche Bank Securities and UBS Investment Bank.
A copy of the preliminary prospectus supplement and accompanying prospectus relating to the proposed offering may be obtained by contacting Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone (800) 503-4611, or e-mail at prospectusrequest@list.db.com, or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171 or by telephone toll free at (888) 827-7275, extension 3884.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2008, the company’s broadly diversified portfolio consisted of 633 properties in 39 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the preliminary prospectus supplement and related prospectus and in the company’s other reports filed from time to time with the Securities and Exchange Commission. Completion of the proposed offering is subject to various factors, including, but not limited to, the status of the economy and the status of capital markets. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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